Exhibit 99.1

Intricon Appoints Kathleen Pepski to its Board of Directors

ARDEN HILLS, Minn. – March 22, 2021 – Intricon Corporation (NASDAQ: IIN), an international company engaged in designing, developing, engineering, and manufacturing miniature interventional, implantable and body-worn medical devices, today announced the appointment of Kathleen Pepski to the company’s Board of Directors, effective March 19, 2021.

“We are delighted to welcome Kathleen to Intricon and our board of directors,” said Scott Longval, President and Chief Executive Officer of Intricon. “Kathleen is a well-respected business leader in Minneapolis whose background in manufacturing and distribution, as well as mergers and acquisitions, will be instrumental in our long-term growth strategy.”

Ms. Pepski’s career includes more than 30 years of finance and accounting experience at several manufacturing and distribution companies. Most recently she served as the Vice President, CFO and Treasurer at Hawkins, Inc. Her career includes executive and VP level positions with companies such as PNA Holdings, Hoffman Enclosures, BMC Industries, Inc., and The Valspar Corporation. She has more than 25 years of experience working with boards of publicly held companies as the top finance or accounting executive. She is currently serving on the board of Lakewood Cemetery Association and previously served on the boards of Delta Dental Benefit Plans of MN and The Bergquist Company. Ms. Pepski’s experience also includes executing several M&A deals as well as being a lead advisor for strategic planning, annual operating plans, and capital allocation matters.

“It is a pleasure to welcome Kathleen Pepski to our board of directors,” said Philip I. Smith, Intricon’s Chairman of the Board. “I am confident that with her background and wide-ranging business experiences, Ms. Pepski will provide a valuable perspective to execute our long-term strategy and build value for the Intricon shareholder base.”

“I am very excited to join Intricon, a company with a strong foundation and significant growth opportunities ahead,” said Ms. Pepski. “My background aligns very well with the Intricon mission and I am looking forward to advising on future innovation at the forefront of the miniature medical device market.”

About Intricon Corporation

Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Relations Contact:

Leigh Salvo

(415) 937-5404

investorrelations@intricon.com